EXHIBIT 10.22
SUMMARY SHEET
OF
DIRECTOR COMPENSATION AND EXECUTIVE CASH COMPENSATION
DIRECTOR COMPENSATION
Non-employee directors of Redhook are currently entitled to receive both stock-based and cash compensation for their service on the Redhook board. Each non-employee director will also receive annual compensation of $10,000, which will be paid quarterly. The Chair of each of the Nominating and Governance, Audit, Marketing and Compensation Committees will receive additional annual compensation of $4,000, which will be paid following the Annual Meeting of Shareholders. Each Audit Committee member, other than the Chair, will receive an additional annual payment of $1,000. Each member of the Corporate Strategy Committee will receive annual compensation of $30,000.
EXECUTIVE OFFICER COMPENSATION
The current base salaries for the Company’s executive officers are:

Paul S. Shipman
Chief Executive Officer and Chairman of the Board	$267,800

David J. Mickelson
President	$199,243

Jay T. Caldwell
Chief Financial Officer and Treasurer	$125,000

Gerard C. Prial
Vice President, Sales and Eastern Operations	$172,000

Allen L. Triplett
Vice President, Brewing	$172,000
Executive officers are eligible to receive an annual incentive payment that will be paid upon achieving certain targets per terms set forth by, and as approved by, the Compensation Committee or the board. The 2007 target incentives for the Company’s executive officers are:

Paul S. Shipman
Chief Executive Officer and Chairman of the Board	$120,000

David J. Mickelson
President	$60,000

Jay T. Caldwell
Chief Financial Officer and Treasurer	$10,000

Gerard C. Prial
Vice President, Sales and Eastern Operations	$25,000

Allen L. Triplett
Vice President, Brewing	$25,000
The Company also pays a monthly car allowance in accordance with each officer’s letter of agreement regarding employment. The current car allowances for each of the Company’s executives are $10,200 per year.

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